EXHIBIT 10(s)(1)

CLECO CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

Amendment No. 1

Whereas, Cleco Corporation, a corporation organized and existing under the laws of the State of Louisiana (the "Company"), maintains the Cleco Corporation Employee Stock Purchase Plan, first effective as of October 1, 2000 (the "Plan"), which Plan is intended to be an employee stock purchase plan within the meaning of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended;

            Whereas, the Compensation Committee of the Board of Directors of the Company possesses the authority to amend the Plan pursuant to Section 6.1 thereof, and such committee has now authorized the amendment of the Plan;

            Now, Therefore, effective as of the dates set forth below, the Plan shall be amended as follows:

I.
Definitions

            Effective as of May 7, 2001, Section 1.5 of the Plan shall be amended and restated as follows:

"1.5      Common Stock means $1.00 par value voting common stock issued by the Company."

II.
Limitations on the Acquisition of Shares

Effective as of October 1, 2003, Section 2.3 of the Plan shall be amended and restated in its entirety as follows:

"2.3      Individual Limits.  A Participant shall not:

a.         With respect to any Plan Year, acquire Common Stock with an aggregate Fair Market Value that exceeds $25,000; such amount shall be determined with reference to the Fair Market Value of Common Stock as of the date on which each Option is granted and such limitation shall be construed in accordance with Code Section 423(b)(8) and the regulations promulgated thereunder; and

b.         With respect to any Offering Period, acquire Common Stock in excess of the Maximum Share Amount.  The term "Maximum Share Amount" shall mean a fixed number of shares of Common Stock or a fixed dollar amount, as designated by the Committee.  Once established, the Maximum Share Amount shall apply with respect to all succeeding Offering Periods, until modified by the Committee."

Effective as of October 1, 2003, the following Section 4.10 shall be added to the Plan, to read in its entirety as follows:

"4.10    Shares Available for Issuance.  If the aggregate number of shares to be purchased as of the last day of an Offering Period exceeds the number of shares then available for issuance hereunder, such remaining shares shall be issued pro rata among all Participants.  Any amount credited to a Participant's Ledger Account as of the end of such Offering Period shall be returned to the Participant as soon as practicable after the end of such period, without interest."

  III.
Voting

Effective July 1, 2000, the following paragraph shall be added to Section 4.5 of the Plan, to read in its entirety as follows:

"Each Participant shall be entitled to vote the number of shares of Common Stock issued hereunder. If and to the extent such shares are held by a custodian or other recordkeeper pending certification, as soon as administratively feasible before each annual or special shareholders meeting of the Company, such custodian or recordkeeper (or a designee thereof) shall furnish to each Participant a copy of any proxy solicitation material furnished to shareholders of the Company, together with a form requesting confidential instructions on how Common Stock allocable to such Participant is to be voted. Upon timely receipt of such instructions, the custodian or recordkeeper (or such designee) shall vote the securities as instructed.  The instructions received from each Participant shall be held in confidence and shall not be divulged or released to any person, except to the extent necessary to implement the provisions of this Section 4.5."

This Amendment No. 1 was adopted by the Compensation Committee of the Board of Directors of Cleco Corporation on January 22, 2004, and executed in multiple originals, this 26th day of January, 2004.

CLECO CORPORATION
By: /s./Catherine C. Powell Its: Sr. V.P. - Employee Services